Exhibit 99.1

MERGE HEALTHCARE INCORPORATED

Moderator: Steve Brewer

August 3, 2011

8:30 a.m. ET

Cautionary Notice Regarding Forward-Looking Statements

This transcript contains “forward-looking statements,” including statements which are related to future, not past, events. Forward-looking statements usually describe expected future business and financial outlook or performance, and often contain words such as “will,” “believes,” “intends,” “anticipates,” “expects,” “plans,” “seeks,” “see” and similar expressions. Forward-looking statements, by their nature, address matters that are, to varying degrees, uncertain and subject to various known and unknown risks. For Merge, particular uncertainties and risks that could cause actual results to differ materially from post-merger forward-looking statements include, among other issues: the successful integration of companies we acquire; achieving certain post-acquisition synergies; the market acceptance of implemented product solutions; market acceptance and performance of Merge’s products and services; the impact of competitive products and pricing; possible delays in the implementation of its managed services offering; the risks and effects of its recent changes in its executive and Board leadership, including the costs and expenses related to severance payments made to departing officers; the risks and effects of its recent securities issues, including the issuance of certain senior secured notes; the past restatement of its financial statements and other actions that may be taken or required as a result of such restatement; its ability to generate sufficient cash from operations to meet future operating, financing and capital requirements, including repayment obligations with respect to its outstanding indebtedness; risks associated with its prior delays in filings with the SEC or its ability to continue to meet the listing requirements of The NASDAQ Global Select Market; the costs, risks and effects of various pending legal proceedings; and other risk factors detailed in its filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Merge does not undertake any obligation to update forward-looking statements or any of risks, uncertainties and other factors.

Operator:	Good morning. My name is (Don) and I will be your conference operator today. At this time, I would like to welcome everyone to the Merge Healthcare Q2 2011 Earnings Announcement Conference Call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone key pad. If you would like to withdraw your question, press the pound key. Thank you. Mr. Steve Brewer, you may begin your conference.

Steve Brewer:	Good morning and welcome to Merge Healthcare Second Quarter 2011 Earnings Call. I’m Steve Brewer, executive vice president of Merge Healthcare. Joining me on the phone today are Jeff Surges our chief executive officer and Justin Dearborn our president and chief financial officer.

Before we get started, please consider that our comments today may contain forward looking statements under the Private Securities Litigation Reform Act of 1995 and not historical facts. Our actual results may differ. Various critical factors that could affect our future results are set forth in our recent FCC filings and press releases. The company undertakes no obligation to update or revise any forward looking statements.

In addition, we may refer today to non GAP financial measures. These measures are supplemental to our GAP financial measures and should not be viewed as an alternative to them. For greater information regarding these metrics, please see the related discussion in our earnings release. With that, I will turn the call over to our chief executive officer, Jeff Surges for an update on the business.

Jeff Surges:	Well thanks, Steve. And good morning everyone. Thank you all for joining the call. I’m pleased to announce that we are following up an impressive Q1 with an equally impressive Q2 and with pro forma revenue totaling $57 million. With the continued momentum we have demonstrated over the last several quarters, we are well positioned to deliver on our full year’s strategic and operating goals.

There are a number of factors I’d like to talk about that led to this substantial year over year growth and that have set us up for the remainder of this year. First our expanded and upgraded sales team, second a significant increase in momentum for our iConnect and meaningful use solutions and third, our exciting new marketing initiatives. Combined, these three have put Merge in a strong position to deliver upon our business objectives.

Before I proceed, let me pause and take a step back as I see this morning there are many first timers joining us on the call today. As I’ve previously mentioned, Merge not only has great products and solutions but we have an extensive customer base. Merge has more than 1,500 hospital clients who on average only use one of our solutions. Plus more than 4,000 stand alone specialty clinics who use Merge solutions as well. This barely taps customer base as well as our momentum with meaningful use represent a tremendous opportunity for the rest of the year into 2012 and beyond.

While many hospitals and large physician groups have all ready selected and are well into implementing the electronic health record to complete stage one of meaningful use, there is still much more they need to do. We see these organizations now considering how they can round out the rest of their electronic health records with the most important element, the image.

As a leader in image interoperability, this provides Merge with tremendous opportunities for growth as Merge can uniquely store and move images across multiple platforms and multiple physical locations.

Our clients are important but so too is the Merge team. As I mentioned on last quarters call, a critically important element of our long term strategy is ensuring we have and build a world class sales organization. As you’ll recall in Q1, we hired a significant amount of sales and marketing talent. We saw these teams begin to be productive this quarter and they finished their training and hit the street. It paid off as the results show.

The team was both affective and efficient. We remain committed to ramping up and growing our sales and marketing teams to set us up for success for the balance of the year and into 2012. This quarter we saw a very strong software mix that provided exceptionally high margin. While this is a positive indicator, the second half of the year will yield a more traditional mix in line with our historical gross margins.

Beyond the numbers themselves though, we achieved a number of significant client wins from some of the countries most prestigious healthcare organizations. Let me take a moment to highlight a few of these. Sister’s of Mercy Healthcare in St. Louis with more than 200 locations will install iConnect to provide access to any image, anywhere, any time to all of its physicians. Children’s Memorial hospitals one of Chicago’s leading pediatric hospitals with 270 beds will install iConnect to ensure their pediatric radiologists and referring physicians can read, view and archive images from multiple locations.

BJC Healthcare, a 13 hospital system, is launching its image interoperability strategy by implementing iConnect to share images and studies regardless of where they are originated. One of Detroit’s areas largest hospitals, Covenant, with more than 600 beds has selected iConnect to provide real time access to medical images for any approved Web enabled device. Northeast Georgia Health System, 557 in patient beds and 261 skilled nursing facility beds will deploy iConnect to empower its overall health information exchange strategy.

These organizations recognize how critically important images are when it comes to diagnosing and providing care. Our iConnect solution enables physicians and referring physicians to view, read and archive any image, anytime, anywhere. These wins are huge as they provide Merge interoperability model and reinforces our industry leading imaging partner strategy.

A common theme we are hearing from these hospital based organizations is that while they are still focused on meaningful use and more specifically stages two and three, they are also hard at work preparing for changes in the accountable care organization, ACOs, bundled payment models and the like. These model changes will only elevate the need for imaging and information exchanges in the hospital based setting.

The Merge iConnect platform is uniquely designed to provide access to imaging and diagnostic data across dispirit sites, geographies, specialties and providers and serves as the foundation of an enterprise imaging strategy. We believe that this is a billion dollar opportunity that Merge is uniquely positioned to capture.

In addition to the momentum we are seeing with iConnect in the hospital based setting, meaningful use in the outpatient ambulatory setting is experiencing similar acceleration. Since we announced our meaningful use offer, we have over 30 radiology and orthopedic practices sign up for their MU upgrade from Merge. The meaningful use incentives represent a multi billion dollar opportunity for the physicians in image intensive specialties like radiology and orthopedics.

Practices are choosing Merge because our solutions will enable them to capture and report on metrics required to demonstrate meaningful use of electronic health records. Not only are they improving work flow and patient care but they will be eligible to receive the incentive, up to $44,000 per eligible provider offered by the stimulus plan.

This positive sales momentum shows that the meaningful use opportunity is real for Merge and that our clients are upgrading at a good pace. We expect to see further growth in Q3 and Q4 as we complete our meaningful use certification process for both orthopedics and radiology. In fact, yesterday we submitted our orthopedic solution for certification to the Drummond Group and expect this process to be completed in the coming days.

Before joining Merge’s CEO last winter, I did an extensive review of our solutions and concluded that Merge had outstanding products but was not marketing them as affectively as it could be. We have dramatically increased our focus in marketing, including efforts to increase our brand recognition and strengthen our marketplace awareness. I’m happy to report these efforts are also paying off.

One of the most critical marketing events in the second quarter was our executive summit. Prospects from around the country came to learn about image interoperability, meaningful use for radiology and all the solutions that Merge has to offer. Attendees heard presentations from industry leading client organizations as Massachusetts General Hospital, Denver Health and Northeast Georgia Health System. The executive summit was attended by more than 70 clients and provided our sales team with a perfect opportunity to close business with many of the attendees.

In Q2, we also formalized our Merge advisory board led by our chief medical officer, Doctor Cheryl Whitaker. This board will be co chaired by Doctor Paul Chang from the University of Chicago Medical Center and Doctor Keith Dreyer from Massachusetts General Hospital and will provide Merge with expertise and consultation in several important areas, including innovation and strategic product direction. And most importantly, it will provide an ongoing venue for clinical dialog with leaders from the health care institutions around the country.

Rounding out our progress in marketing, we announced our single largest marketing event of the year, Merge Live 2011 Client Conference. This conference will be in Chicago on October 4 through 7 and will bring together hundreds of Merge clients for education and networking. The three day event offers over nine educational tracks with more than 40 sessions on topics such as imaging interoperability, hospital and outpatient radiology, cardiology, orthopedics, laboratory information systems and imaging in clinical trials.

Scheduled to present at Merge Live are nationally recognized health care experts and leaders, including Todd Park, chief technology officer of Health and Human Services and Chicago mayor and former White House chief of staff under President Barack Obama, Rahm Emanuel.

Finally this quarter, we also announced the acquisition of OIS, Ophthalmic Imaging Systems, the leading provider of imaging and informatics in that space. We’ll be adding the image intensive specialty of ophthalmology to the Merge solutions offerings extending our ability to create a more affective and efficient electronic health record experience for patients and physicians in yet another ology.

This strategic acquisition is a perfect example of how we are continuing to deliver on our vision to be the clear leader in image interoperability and informatics and provides another significant cross selling opportunity. While we believe this will help position our portfolio going into 2012, this transaction is still pending and we are not in a position to comment any further. We expect the acquisition to close in early August.

With the momentum we have in iConnect and meaningful use and with our second half sales being fueled by our October Merge Live conference and RS&A our largest imaging trade show, I believe that we are extremely well positioned for the balance of the fiscal year. With that, I will turn it over to Justin Dearborn our chief financial officer to review our financial results.

Justin Dearborn:	Thank you, Jeff. I will review our results for the second quarter 2011 both on a GAP and pro forma basis and compare these results the first quarter of 2011 as this is the most similar period. To reiterate some financial background we provided in Q1, Merge Healthcare primarily generates revenue from perpetual software licenses and the sale of hardware, which we recognize upon delivery as well as professional services and maintenance, which we recognize over the respective periods in which these services are provided.

These contract components comprise the majority of our non recurring revenue. Maintenance, which we renew annually with our customer base, is the primary component of recurring revenues. Please note that recurring revenue also includes software licenses sold through contracts that are annually renewed and recognized readably and professional services revenues derived from our staff’s offerings.

Merge’s GAP net sales for Q2 2011 totaled $55.6 million compared to $52.7 million for Q1 2011. On a pro forma basis, net sales for Q2 were $57 million compared to $54 million in Q1 2011. While total software and hardware revenue remain fairly consistent in Q2 compared to

Q1 at about 1/3 of overall revenue in the quarter, the mix became more software focused in Q2. This is a result of our iConnect and OEM sales mix, which have a lower hardware component.

In addition, we continue to make significant progress on the more expeditious implementation of our solutions, which result in a $2 million increase in professional services. As a result, our recurring revenue for Q2 was approximately 62.5 percent of our total pro forma revenue and non recurring backlog was $40 million as of June 30.

GAP gross margins for Q2 increased eight points to approximately 66 percent compared to 58 percent in Q1 2011. On a pro forma basis excluding non cash depreciation and amortization costs, gross margin for Q2 was 71 percent an increase from 64 percent in Q1 2011. The gross margin increase was largely driven by the software revenue mix previously mentioned.

We expect the mix of software and hardware sales, as a percentage of overall sales, to continue to fluctuate and impact our gross margin on a quarterly basis. Looking at the current sales pipeline, we would expect hardware to be a greater percentage of revenue second half of 2011, which would result in a decrease to gross margin when compared to Q2.

Merge Healthcare had GAP operating income of $8.1 million in Q2 compared to $5.8 million in Q1 2011. The increase is largely attributed to both increased revenue and gross margin in Q2 offset by a non cash amortization impairment of $2.8 million associated with the rebranding of our products.

Overall sales and marketing dollar spend declined in Q2 as compared to Q1 2011. As a result of the fact that the hems to ratio occurs in Q1 as well as we had a higher than usual non cash stock option charge in Q1.

In order to improve the long term cash flow of the company, we redeemed the $42 million of preferred equity, which had a 15 percent accruing dividend which had accumulated $7 million to the issuance of $52 million of additional senior debt. Under GAP, $1.4 million of cost associated with the debt issuance was required to be immediately expensed as opposed to capitalizing and amortizing over the remaining life of the debt.

As a result, other expense of the quarter increased to $7.8 million in Q2 versus $6.6 million in Q1. Quarterly interest expense going forward will approximately be $8 million compared to $6.6 million in Q2.

Merge had an adjusted EBITDA of $17.1 million or 20 cents per diluted share in Q2 compared to $13.2 million or 15 cents per diluted share in Q1 2011. We also had an adjusted net income of $5 million or 6 cents per share in Q2. Adjusted EBITDA was 30 percent of pro forma revenue for Q2 2011.

Given that we expect our gross margins to fluctuate on a quarterly basis and our continued hiring in sales and marketing, we expect a lower adjusted EBITDA margin for the latter half of 2011 when compared to the first six months of 2011.

Regarding the balance sheet, Merge entered the quarter with a cash balance of approximately $45 million a decrease of approximately $3 million compared to Q1 2011 balance. This decrease was primarily due to the interest payment we made on May 1 in the amount of $11.8 million. Net accounts receivable was $58.5 million at June 30 and pro forma DSL for the quarter increased two days from Q1 2011 to $93. And finally deferred revenue as of June 30 was $47.2 million. Operator you may open the call for questions.

Operator:	At this time I would like to remind everyone if you’d like to ask a question, please press star one on your telephone key pad. Again if you’d like to ask a question, please press star one. And your first question is from the line of Chad Bennett with Northland Capital Management.

Chad Bennett:	Hey guys. Nice job on the quarter.

Jeff Surges:	Thank you.

Justin Dearborn:	Thanks, Chad.

Chad Bennett:	I guess it probably, first for Justin, you went over all the segments there and I guess I’m trying to understand better the sequential increase you experienced on the maintenance side of the business, maintenance and EDI. It just seems like a very big sequential jump for what should be a pretty predictable business.

Justin Dearborn:	Sure. Good question. So that’s going to vary quarter by quarter. We had a little bit of a pickup with some renewals in the quarter as well as we added to the overall base of maintenance. It’s starting to, we’re starting to see the affect of the perpetual licenses we’ve been selling the last few quarters.

Chad Bennett:	And so is this kind of a sustainable to growing run rate going forward?

Justin Dearborn:	It should be pretty close. We expect to grow that number sequentially as the top line perpetual license number goes up. I did mention that we had a renewal in the quarter that would add a few hundred thousand dollars to that number.

Jeff Surges:	Chad, it’s one of those where I feel that the more we sell on the top line, the maintenance and other recurring pieces of the equation add to it. Right? So I don’t know if it necessarily trails because so much of our client base we’re selling into. So it’s not a net new where we wait for a go live. We’re able to sell, install and get moving all in a quick timeframe because we all ready have a base product in or a base portfolio. So those should be growing, you know, as the sales momentum continues. Operator, next question.

Operator:	And your next question is from the line of (Eric Arnuzzi) with Credit Column Capital.

(Eric Arnuzzi):	Your previous guidance for fiscal year ’11 is $235 million to $240 million with a 23 percent adjusted EBITDA margin. Is there any change to that?

Justin Dearborn:	No, (Eric), we’re not changing the annual guidance at this point.

(Eric Arnuzzi):	OK. And given the strong execution there on Q2, I was, I think, you know, both the gross margin and the EBITDA margin were just way above what I was expecting. And on the gross margin, I understand the explanation there. But just wondering how much, by the time we get to the adjusted EBITDA margin, given that half a year’s over and we’ve done 27 percent, how much can, you know, should we expect the opex to change here in Q3 and Q4? Is there some big slug of personnel hiring or on boarding that’s going to be taking place?

Justin Dearborn:	That’s, the overall, as I mentioned, we’re not going to change the guidance at this point. We do expect to increase the sales and marketing spend. So as I pointed out, we had an actual dip in that, in Q2, and there’s a couple of reasons for that. But top on we’ll be adding additional sales and marketing folks in this quarter. But as Jeff mentioned, we mentioned in prior calls it takes time to get productive so we had a big class come in, a new sales and marketing team. They’ve been trained. We’re kind of ready for the next wave. We’ll always continue to hire good people along the way but we’re going to do it in waves. So you’ll see the sales and marketing spend increase go forward.

Jeff Surges:	Yes, (Eric), this is Jeff. I’ll top that with in Q4 we’ll have RS&A, which is a significant marketing investment for us. It’s in Chicago. It’s in our backyard. And it’s something we plan on leveraging again.

In Q3, at the end, towards the start of Q4, we have Merge Live, which anticipating in excess of 400 attendees, which will be a significant increase. As we start to go into the selling season, right, I’ve been at this 20 years in healthcare and hospitals. Q4 is where almost all of the action takes place across the industry. And I think that’s consistent over the last five to ten days. We see and expect to participate in that fully.

And then we will also begin expanding our sales force, particularly in the hospital setting where iConnect and the traction that we’re seeing there is starting to really take hold. So that opportunity as EHRs are now coming live, the next question is how do I make that greater? We need to be in more and more settings so we see a continued investment there.

As I said on the call, it was a, you know, unseasonably high, you know, gross margin. But we continue to balance, you know, our optimism there with the investment we’re going to continue to make in growing Merge and getting our brand and our portfolio out to the marketplace.

(Eric Arnuzzi):	OK. That’s fine with me. I’m pleased to see the growth here. I was just wondering, I know Amicus, there was kind of stub period a year ago. The growth in bookings you guys did give a, you know, sort of Q1 ‘11 versus Q2 2011. Do you have a comparable pro forma number for the year ago period?

Justin Dearborn:	Yes, that was 41.5.

(Eric Arnuzzi):	OK, so that does represent all three months for both companies.

Justin Dearborn:	Correct.

Jeff Surges:	Yes, (Eric), that’s a great question because a lot of people are new on this call as we can see by the number of attendees. This was pro forma out to give a true year over year. And it reflects kind of the execution and growth of the business in that period.

(Eric Arnuzzi):	Thanks.

Justin Dearborn:	Thank you. Next question.

Operator:	And your next question is from the line of Ryan Daniels with William Blair & Company.

(Jeremy):	Thanks. It’s (Jeremy) for Ryan. There’s some questions about the iConnect. Definitely appreciate the detail in terms of the number of deals. And I’m curious what are you seeing in terms of what part of the iConnect stack has seen the most? I mean it seems the most is coming from the access type products and just curious if you have a little more color there.

Jeff Surges:	Great question, (Jeremy). Good morning. So if you recall two quarters back when we declared iConnect generally available and talked about it, we always led with the notion that the first wave of the modular stack would be in the areas of access and share. Access would be the link to the EHR to provide a view of that xray and share would be the ability for, within the health system, to pitch and catch a study for a second view or a diagnostic read. And it would be important to move that YouTube file five, six gigabytes across a network in an efficient way with the total clinical documentation.

What we’re excited about in many of the announcements we made is you now saw the word archive enter into that. Which says as they continue to implement and have progress on both their EHR and accessing and sharing the image, the next generation of what we call legacy packs world is getting the data into the archive not only from storage but to be able to have a diagnostic and clinical view in word track around the importance of that in these specific imaging intensive areas.

So what I was excited about was our ability to demonstrate not only did we lead with share and access, which was the strategy, but to now couple that with archive and other modules in the stack gives me more confidence for the back half of the year.

(Jeremy):	That’s good, that’s good color. And I’m curious, you know, you said 12 deals this quarter. Is there any either sequential, obviously year over year wasn’t GA, but what’s, it seems like that’s a large number of deals for where we’re at in terms of the maturity of that, you know, product being available. And is there any, is it up, can you give us a feeling for that?

Jeff Surges:	Yes, so I hope our sales team isn’t listening because I’m hitting them for even more but I would say because it’s a new product, we are pleased with the appetite and the pipeline. And I just think as you’re going to see more and more decisions have been made in the acute care setting, the white boards of the CIO are now trying to impact and influence the rounding out of that EHR. And I think that the industry is taking note that this youtube file, five gig, is a lot more challenging for them than just copying and pasting other HL7 type data. And they’re asking experts like us to help them with this problem.

And so I am pleased with it. And again, what I would also say is much of this is going to be go forward revenue opportunities as we implement and bring this. These are just announcements. So the results of the revenue were on the core. And the indicators of meaningful use and of iConnect really are what’s coming as we kind of showed this industry that this imaging intensive strategy is starting to pay off.

(Jeremy):	That actually leads into the other question I had, which is, you know, kind of reconciling this success with non recurring backlog, which is still, you know, didn’t, it’s actually down. And so I’m curious, I would expect the reason for that to be because these are recurring deals, recurring revenue deals and so they wouldn’t be showing up in that metric. Is that the right way to think about it?

Justin Dearborn:	Actually (Jeremy), it’s not. The way to think about it is these are, most of these deals have rev rec upon shipment. So that’s changed considerably over the last 12 to 15 months for the company. So we have the ability to recognize revenue upon shipment. We think perpetual license up front, if it is perpetual license, so it would not fall to the non recurring backlog.

(Jeremy):	So it turns within the quarter. Is that what you’re saying?

Justin Dearborn:	Correct.

(Jeremy):	Got it. OK. And then, and then with respect to the meaningful use platform, you said you’ve submitted one of, or is it both of the products to the Drummond Group? Is it, is it both optometry and radiology?

Steve Brewer:	Hi, (Jeremy). This is Steve Brewer. It’s for our orthopedic and our radiology solutions.

(Jeremy):	Yes.

Steve Brewer:	So yesterday was phase one for our orthopedic solution where we went through the formal testing.

(Jeremy):	Yes.

Steve Brewer:	And we expect that process to be wrapped up and certified in the next ten days.

(Jeremy):	Yes.

Steve Brewer:	We are taking our similar process, our radiology solution, with the Drummond Group as well and that is next month in September.

(Jeremy):	OK. Got it.

Steve Brewer:	So while we announced a number of meaningful use fields and agreements, we haven’t taken any revenue on those. So once we have the products certified and GA’d and shipped that releases the first time we’ll see an impact on revenue.

(Jeremy):	All right. That was my other question is when were those products shipped. And once they’re approved for meaningful use you will then go to the client base and start (inaudible) calling.

Steve Brewer:	Correct.

(Jeremy):	OK. Very good. And then one last one if I could. I know you’re limited on what you can say with the OIS transaction and we can obviously look at the financial documents of that company to make our own assumptions about revenue, but is there anything you can share with us in terms of your expectation on the accretion or dilution of that deal?

Justin Dearbon:	(Jeremy), we’ll speak to it in our Q3 call. So we’re not going to comment on it. As you mentioned, some of it’s public. Their Q1 is public. Their 2010 is public. We expect to close it shortly. So we haven’t closed the transaction yet. But with any acquisition of a company, you’ve seen some of the losses they’ve put out, there will be some synergizing that will happen. And so it will take us some time to integrate it into the company and build it back up.

(Jeremy):	OK.

Jeff Surges:	(Jeremy), on top of that I would add just strategically, as I’ve talked about wanting to be the, you know, the pure play leader of ology and ography imaging intensive, this adds to that. And it also brings us in another cross selling opportunity as we, through this process, have looked at the diligence and the client list very similar to some of ours but yet green field, white spaced to other opportunities in that space. It is a qualifying EP eligible professional marketplace in that area. So we look forward to another image intensive EMR specialty provider that Merge is showing its expertise in. And that yet opens it up.

Again, think about it more impactfully in 2012 as we actually get under the hood. As you know from our past, we know how to acquire companies and align them. But we’re excited about its opportunity and look forward to getting on with the business of integrating it and running it successfully over the coming months.

(Jeremy):	Very good. Congrats on the traction in iConnect.

Jeff Surges:	Thanks, (Jeremy).

Justin Dearborn:	Thank you.

Jeff Surges:	Next question.

Operator:	And your next question is from the line of Deepal Chaulagai with Dougherty & Company.

Jeff Surges:	Good morning, Deepak. Maybe we can move on and we’ll come back to him.

Operator:	Go ahead Deepak. Your line is open.

Jeff Surges:	Deepak?

Deepak Chaulagai:	Yes. Good morning guys. Can you hear me?

Jeff Surges:	Yes, hi, Deepak.

Deepak Chaulagai:	Good morning. There must be some problem there with the line. I was wondering if you had the number of sales personnel in marketing personnel handy? And what, Justin, you talked about hiring plans. I know you guys were talking about 100 folks by the end of, or mid next year. Has that changed with, given the traction at iConnect? Or are you still on track to do that?

Jeff Surges:	Yes, Deepak. Great question. I want to make sure that we articulate this because it’s a good question and one that others ask as well. Today on the payroll, Merge has just under 150 total FTEs in the sales and marketing organization with over 60 of those direct quota caring sales force into our different market segments.

As we started the year, if I go back, we were short of 100 in that entire organization. So two things have happened. We’ve invested in the growth as well as we’ve top graded the opportunity as we found ourselves in the hospital, health system setting. So it’s not a net add of 100. We actually had to go out and replace and retool that organization as well as grow it. And so today we sit just under 150.

We continue to think about that investment towards the back half of the year. And we’ll add in the areas of higher end, larger opportunities, scale it to the high end of the market and the large health system, academic, national account space. And we probably will add, you know, on the order of 25 more people to that organization as appropriate and as fast we can get them in and productive in the coming months. So excited about that investment and it continues to be validated by our execution.

Deepak Chaulagai:	Thank you. That’s helpful color. My next question is regarding your summits, your November summit and your executive summit you had in Q2. So what percent of the new deals that you’re announcing on the iConnect side are a direct result of those summits?

Jeff Surges:	Yes, so the way we think about these summits is really in line with, one, spending time with our customer base. Remember I said Merge today, for many people, offers over six different solutions to an acute care hospital based environment. And the average client has one. So we see a great cross sell and up sell.

So many of the, many of the people that attend are existing clients of one of our solution stacks and we’re all ready talking and discussing with them the rest. They want to know our strategy. They want to know the industry trend. And they want to know their opportunity to participate in meaningful use.

So in that light, these 70 attendees, we had an existing relationship with over 75 percent and 25 percent were of a net new nature where they’re just getting to know us. Our conversion rate clearly is high in that regard because we’re inviting them. We know who they are. They’ve been working with us. And this is an executive opportunity for them to be comfortable.

As you’ll know, and again, being in this industry as long as I have, these are decisions people are going to make for seven to ten years in their partnership with a vendor and a provider. So this is that opportunity to hear from the industry, hear from leaders and get to know the company and the DNA of our, of our leadership team and where we’re headed. So it’s a great validation.

We’ll continue to have these. We have another one coming up in August, which will be specifically focused on our radiology and our, and our client base there as well as a number of new attendees who want to participate in meaningful use and only see Merge as one of the few leaders in that space that can address that opportunity for them. And we’ll have comments probably in our Q3 call on that. But it’s been successful. It’s a play we’ve called in the past and it continues to reap great benefits for us.

Deepak Chaulagai:	That’s very detailed color and I appreciate it. I had one last question. So talking about few other options your clients may have. Can you talk about the competitive landscape today versus maybe the beginning of the year or even 12 months ago? Has that changed? Do you see some new players out there when you go out for, you know, for business via whether it be iConnect or meaningful use platform? Has that changed at all or do you not see anyone?

Jeff Surges:	Yes, so the quick validation is we’re adding sales force because we see a market opportunity that’s growing. And so we see it. The data would suggest and validate the amount of face to face visits, the receptivity of our message and the access we’re getting to the see sweep of the health system and large organizations. So all of the above and we continue to see positive reinforcement to the investments we’re making.

Deepak Chaulagai:	All right. Thank you.

Operator:	And your next question is from the line of Chad Bennett with Northland Capital Management.

Jeff Surges:	Chad, you’re back for more.

Chad Bennett:	Exactly. So trying to understand, so the software line gross margins were high because of a heavier mix towards software and a combination of iConnect and meaningful use deals. But it doesn’t sound like we saw a lot of revenue from either of those areas. So can you just kind of bring that, you know, together for me?

Justin Dearborn:	Sure. So the correct, so we haven’t recognized any revenue from meaningful use yet, not a GA product. So the mix, the high mix in the quarter was OEM sales, which has typically zero hardware components. This is all software higher margin business as well as iConnect. The iConnect deals in the quarter were heavy software as well. And that resulted in the higher gross margin.

Chad Bennett:	OK, fair enough. And Jeff, can you talk about, you know, the iConnect deals now that you have a decent number in hand? Kind of how the customer is viewing purchasing the product? You know, I know way back when originally, we thought maybe, you know, kind of a usage based model or subscription model would go over with the customer. I get the sense we’re probably seeing more perpetual than that. Just any color there on how they’re buying it?

Jeff Surges:	Yes, so I think, Chad, first and foremost, the term that is being utilized in every meeting that we go to at a see level suite is the hospital health system wants to do business with, what they call, an enterprise wide imaging provider. So they want imaging to be enterprise wide the same way they think of other enterprise wide decisions.

When they inventory the participants of that opportunity, that’s where our portfolio comes to play, right, cardiology, radiology, orthopedics, all of these intense specialties. The next question then is I have one or maybe two in the off chance of your products, how can I solve my departmental product but then I have my referring physician, my affiliate and I have my EMR strategy where I need to get images in.

The modular stack of iConnect, which we announced when we talked about it which was the opportunity for them to be able to pick and choose as their strategy came, has been, you know, validated by the, by the breadth of what we’re talking about. So we continue to see the request be, I need to do business with an enterprise wide, not a departmental system. And I want to do business with somebody who has multiple options for me across my packs or across my image intensive areas. And that’s where I think iConnect is laying down.

The back half of your question though is while we’re seeing more appetite to want to view a proposal on an ongoing per study or per usage basis, the buyer is still working off of a capital intensive operating budget. And they’re still ending up purchasing it more in the perpetual way. But the proposal volume we’re giving on more of the, you know, hosted or per use basis is increasing and we’ll probably comment more on that in the coming quarters.

Chad Bennett:	Got it. And then one quick one for me, Jeff, in the 12, 13 deals you’ve done, not anything specific, but is there, is there an average ASP or deal size we could, we could look at for iConnect?

Jeff Surges:	I think I’m going to let our CFO kind of talk about that because when we think of iConnect, it is a multi year. Right? And it has been traditionally purchased the way we have sold it, which is software, services and then maintenance.

So depending on, you know, how you think about the short term, mid term and long term and the fact that almost all of these have been to the existing clients, sits on top of an existing arrangement and I would say strategically it is impacting the exact way that we felt it would.

Meaning this is several 100,000 upwards to millions in terms of its opportunity over a few years. And again, as I think Justin pointed out and I’ll let you comment, is, you know, this has not been a critical piece of the revenue to date but continues to be more of our story going forward.

Justin Dearborn:	Yes, I think Jeff summarized it accurately. So if you look at access and share, it’s 500 K or below. But that’s a good number to think about. And then as we add additional modules, it can, it can go into the several million dollars.

Chad Bennett:	OK. That’s very helpful. Thanks guys.

Jeff Surges:	Thank you.

Justin Dearborn:	Thank you.

Jeff Surges:	Last question then operator.

Operator:	And your next question is from the line of Doug Dieter with Imperial Capital.

Doug Dieter:	Thanks for taking my question. Most of my questions have been asked. But I guess the one question I had was, you know, I think you commented that with the growth of the sales force, you know, this back half of this year and kind of moving forward, you hope to achieve, realize some growth from the new hires. Can you give us a sense for the contracts that were signed this quarter, how many of them were through existing, priorly existing sales personnel versus new personnel?

Jeff Surges:	Yes, Doug, thanks. And good question. The way I think about the question is more so is current customer versus net new customer. So as we’ve hired the sales organization, we’ve put them into the green field or the white space, which on average, my experience says, it’ll take 9 to 12 months to reap a net new, first time agreement with a buying institution. Most of these iConnect deals have been same store growth. Right?

One of the strategies we had was to go hug the customer base, walk them through our strategy and have them embrace it. When you do that and you do it well and you have happy customers, they can typically embrace your solution shorter than that timeframe. Maybe in the six to nine month timeframe. Because they (inaudible) the budget and get approval but you’re a known asset, known entity.

So as we’ve hired most of our new people, they’ve gone after the green field, which will be additive to our opportunities. And the conversion of most of the iConnect has come from the existing team that’s done a fine job in managing the client, keeping them happy and then up selling and cross selling. So as we think about 2012, we begin to layer on the existing with the new. And I think we’ll have more metrics to discuss in that vein.

Doug Dieter:	OK. And then, and then on the cost side, your G&A has obviously ticked up quite a bit. Can you give us a sense sequentially for what that G&A is attributed to? Is that, is that, are we looking at more of a normalized run rate there? Or is there ability to bring that down? And then in addition from the sales and marketing perspective, you’ve obviously guided to us a much higher number for the back half due to these conferences. Can we assume that this will be an annual up tick in costs? So seasonal fee back half will be a higher sales and marketing cost for you?

Justin Dearborn:	So I’ll take the question, Doug. So sales and marketing, expect the raw number to go up. So as a percent of revenue, of course it’ll be dependent on the top line but we do expect the sales and marketing investment to tick back up in Q3 and Q4. On the G&A, there’s a couple of items in there that stand out. The debt redemption process added some cost to G&A. So it’s not, it’s not a normalized percent right now. That should continue to trickle down as we get some more leverage out of the top line.

Doug Dieter:	Thanks a lot.

Justin Dearborn:	Thank you.

Jeff Surges:	OK. One more question then operator. We’ll take this as the last one.

Operator:	And it’s from Ryan Daniels with William Blair & Company.

(Jeremy):	Thanks for letting me circle back. You spurred a question in terms of the iConnect stack. I’m curious as you talk to clients that are kind of making these initial commitments, what are they telling you in terms of, you know, their future roadmap with respect to the imaging connectivity? Is it, is the feedback you’re getting that there’s a high likelihood that most of the other stack, you know, portions of the stack will be, will be bought at some point? And what do you think is the time period in terms of, you know, relative years?

Jeff Surges:	Yes, so (Jeremy), the way we present it at the see suite of the health system is the strategy, right, which is enterprise wide imaging. And so as they think about that, the initial view is to go after the high image intensive areas, radiology, cardiology. That’s where they want to get those images and attached. So share an access, go right to that pain point of their operations.

But as you think about the continued care, they want to do that, not only with images, but they want to do that with non dicom red images. They want to do it with documents and information and other types of attachments to that medical record. So they are embracing the strategy and the validation comes at the initial entree, which is my core packs and imaging specialties and moving them up and getting them operational for their record.

(Jeremy):	So it does give them, there’s some opportunities there to even perhaps get multiples of the initial investment down the road.

Jeff Surges:	Agree.

(Jeremy):	OK. And then as you talk about kind of the delay of stage two and I would assume also stage three, what are, what are they telling you in terms of, you know, how that might kind of materialize? You know, there’s some argument to be made that actually relieves huge pressure and therefore actually they might be able to act more rationally in terms of their investing.

Steve Brewer:	Yes, hi. This is Steve Brewer again. I’ll take that one. I think, you know, one, imaging as it’ll play out in stage two or stage three will clearly present a big opportunity for us. But I don’t think people are really waiting for that because they have needs immediately. So I think you make a great point that as people are digesting all of the work they’ve done to get ready for stage one, as Jeff pointed out earlier, they’re looking to supplement that investment with some big wins. And one of the big wins is image enabling those systems.

So I do think we’re seeing, you know, more rational strategic thought about what provides high value as opposed to, you know, just what they have to get done in a very quick period around stage one, which most of the larger health systems are a long way through that process now.

(Jeremy):	OK. Thanks.

Jeff Surges:	Great. Well, I want to thank everybody for joining our call today. And we hope to see many of you this fall at upcoming conferences and meetings. Once again, our goal at Merge Healthcare is to be the leader in imaging interoperability and informatics. And as I’ve always said, to become a billion dollar company. That takes people, a strategic vision and world class solutions, all of which we have here today. So I want to thank you for the call and have a great day.

Operator:	Thank you for joining today’s conference call. You may now disconnect.

END